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                                                                   EXHIBIT 10.31

                                MASTER AGREEMENT

                                 BY AND BETWEEN

                             WINSTAR WIRELESS, INC.

                                       AND

                                  WAM!NET INC.


         This Master Agreement is entered into as of the 31st day of December, 1999 (the "Effective Date") by and between WINSTAR WIRELESS, INC., a Delaware corporation, with offices located at 7799 Leesburg Pike, Suite 700 South, Tysons Corner, VA 22043 ("Winstar"), and WAM!NET INC., a corporation organized under the laws of Minnesota, with offices located at 655 Lone Oak Drive, Eagan, MN 55121 ("Wam!Net").


                              EXPLANATORY STATEMENT
                              ---------------------

         Wam!Net desires to acquire from Winstar certain network facilities, connectivity and Capacity. Winstar is willing to provide Wam!Net with such network facilities, connectivity and Capacity, on the terms and conditions set forth herein.

1. Definitions

         1.1 Certain Definitions.

                  (a) "Affiliate" shall mean, with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity, whether directly or indirectly through one or more intermediaries.

                  (b) "Agreement" means this Master Agreement.

                  (c) "Business Day" means any day on which Citibank, N.A. is open for the transaction of banking business.

                  (d) "Capacity" shall mean the digital transmission capability of a given portion of the Winstar Network designed to transmit digital signals at a stated rate. Capacity is designated in industry standard measurements such as OC-3, DS-3, T-1 etc.

                  (e) "Confidential Information" means all information, in any form, furnished or made available directly or indirectly by one Party (the "Disclosing Party") to the other (the "Receiving Party") that (i) concerns the operations, affairs or businesses of the Disclosing Party, the financial affairs of the Disclosing Party, or the relations of

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         the Disclosing Party with its customers, employees or service providers, and (ii) is marked confidential, restricted, proprietary, or with a similar designation or (iii) is provided during or created for the Build-out Process. "Confidential Information" excludes any particular information that the Receiving Party can demonstrate:

                           (i) at the time of disclosure, was in the public
                  domain or in the possession of the Receiving Party;

                           (ii) is published or otherwise becomes part of the
                  public domain other than by the unauthorized disclosure by the Receiving Party;

                           (iii) was received after disclosure from a third
                  party who had a lawful right to disclose such information to the Receiving Party without any obligation to restrict its further use or disclosure; or

                           (iv) was independently developed by the Receiving
                  Party without reference to Confidential Information of the Disclosing Party.

                  (f) "Control" and its derivatives shall mean legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting capital stock (or other ownership interest, if not a corporation) of an entity, or actual managerial or operational control over such entity.

                  (g) "Days" or "days" shall mean calendar days unless otherwise specified.

                  (h) "Deferred Payments" shall have the meaning set forth in
         Schedule 1.

                  (i) "Down Payment" shall mean Twenty Million and 00/100 Dollars ($20,000,000.00).

                  (j) "DS-3" shall mean a quantity of Capacity comprising a digital circuit (fiber or spectrum) capable of transporting signals at a speed of approximately 45 Mbps.

                  (k) "Effective Date" has the meaning set forth in the preamble to this Agreement.

                  (l) "Eligible Location" shall mean a building designated by Wam!Net at which a Wam!Net customer is located that meets all of the following criteria: (i) it is within the reliable radio range of a then-existing Winstar hub; (ii) it has verified (or creatable, with good faith efforts by Winstar), line of sight without frequency interference; (iii) the site has been visited by Winstar personnel or otherwise verified as, in Winstar's reasonable opinion, able to be built-out utilizing outdoor unit space, power, security, verified riser and any other necessary build-out elements; and (iv) Winstar has or may acquire all necessary roof rights.

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                  (m) "Equipment" shall mean the equipment provided by Winstar to Wam!Net pursuant to Schedule B.

                  (n) "Events of Default" shall mean each of the following:

                           (i) any representation or warranty made by a Party in
                  the Transaction Documents shall prove to have been incorrect when made in any respect which could reasonably be expected to have a material adverse effect upon the other Party's ability to realize the benefits of the Transaction Documents;

                           (ii) a Party commits a material breach of the
                  Transaction Documents that is capable of being cured on commercially reasonable terms within thirty (30) days, which breach is not cured within thirty (30) days after notice of breach to the breaching Party, or

                           (iii) a Party commits a material breach of the
                  Transaction Documents that is not capable of being cured within thirty (30) days and the breaching Party fails to (a) proceed promptly and diligently after written notice to correct the breach, (b) develop within fifteen (15) days following written notice of breach a complete plan for curing the breach, and (c) cure the breach within sixty (60) days of notice thereof.

                  (o) "FCC Licenses" shall have the meaning set forth in Section 5.1(b).

                  (p) "Installed Equipment" shall mean equipment owned by Wam!Net used on the Winstar Network.

                  (q) "Intercity Backbone" shall mean the long haul backbone network used by Winstar to provide Capacity pursuant to Schedule A.

                  (r) "Indefeasible Right of Use" or "IRU" shall mean an exclusive indefeasible right to use a specified amount of Capacity for a specified period.

                  (s) "Link" shall mean local access links, composed of radio pairs and backhaul facilities connecting an Eligible Location to a Winstar switch center.

                  (t) "Losses" shall mean all liabilities, damages and related costs and expenses (including fines, levies, assessments, reasonable legal fees and disbursements and costs of investigations, litigation, settlement, judgment, interest and penalties) directly incurred by a Party.

                  (u) "Network Control" shall mean (i) the unfettered use of all Network Facilities; (ii) day to day operation and control of the Network Facilities; (iii) determination and the carrying out of policy decisions, including the preparation and filing of applications with the Federal Communications Commission ("FCC") relating to the Network Facilities; (iv) employment, supervision, and dismissal of personnel

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         involved with the Network Facilities; (v) payment of financial obligations, including expenses arising out of operation involved with the Network Facilities; and (vi) the receipt of monies and profits derived from the operation of the Network Facilities.

                  (v) "Network Facilities" shall mean the Intercity Backbone, the Installed Equipment, and any other equipment and facilities used in providing Capacity and local connectivity on the Winstar Network pursuant to this Agreement, over which Winstar, as a FCC licensee, must retain control as that term is defined in the Communications Act of 1934, as amended, and/or any applicable FCC rules or case law.

                  (w) "Notice of Election" shall have the meaning set forth in
         Section 12.4.

                  (x) "OC-3" shall mean a quantity of Capacity comprising a digital circuit (fiber or spectrum) capable of transporting signals at a speed of approximately 155 Mbps.

                  (y) "Party" shall mean Wam!Net or Winstar, individually, as appropriate.

                  (z) "Parties" shall mean Wam!Net and Winstar, collectively.

                  (aa) "Purchase Price" shall mean the sum of the Down Payment and the total principal amount of the Deferred Payments to be paid by Wam!Net to Winstar pursuant to Schedule 1.

                  (bb) "Security Interest" shall have the meaning set forth in
         Schedule 2.

                  (cc) "T-1" shall mean a quantity of Capacity comprising a digital circuit (fiber or spectrum) capable of transporting signals at a speed of approximately 1.544 Mbps.

                  (dd) "Term" shall have the meaning set forth in Section 3.

                  (ee) "Transaction Documents" shall mean the Agreement and all Schedules and Exhibits.

                  (ff) "Wam!Net" shall mean Wam!Net Inc.

                  (gg) "Winstar" shall mean Winstar Wireless, Inc.

                  (hh) "Winstar Network" shall mean the facilities-based telecommunications system over which Winstar offers telecommunications services to its subscribers to the extent that Winstar has an obligation to use the system to meet its obligations hereunder.

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         1.2 Other Definitions. Other terms used in this Agreement are defined in the context in which they are used and have the meanings there stated.

2. Quarterly Meetings

         During the Term, Wam!Net and Winstar shall meet on a quarterly basis to discuss their joint plans and objectives with respect to the development and deployment of new e-business solutions and any issues which may arise related to the performance of the Parties' obligations under the Transaction Documents. Each Party will designate representatives from its areas of technical, marketing, and senior management, to participate in each of the quarterly meetings. The Parties shall develop a process for creating the quarterly agenda for the quarterly meetings.

3. Term. Except as may otherwise be provided in a Schedule, the term of the Transaction Documents shall begin upon the Effective Date and shall end on the twentieth (20th) anniversary of the Acceptance Date of the first System Segment that is Accepted pursuant to Schedule A (the "Term"), unless terminated earlier in accordance with this Agreement.

4. Obligations of the Parties

         4.1 Intercity Backbone Capacity. Winstar shall sell to Wam!Net and Wam!Net shall purchase from Winstar IRUs with respect to specified Capacity on the Intercity Backbone pursuant to the terms and conditions in Schedule A.

         4.2 Equipment Sale. Winstar shall sell to Wam!Net and Wam!Net shall purchase from Winstar the Equipment, pursuant to the terms and conditions in Schedule B.

         4.3 Installation and Maintenance. Winstar shall sell and Wam!Net will purchase certain local access connectivity, and certain support services, pursuant to the terms and conditions in Schedule C.

         4.4 Collocation. Winstar shall sell and Wam!Net shall purchase collocation and associated services, pursuant to the terms and conditions in Schedule D.

         4.5 Joint Marketing. The Parties shall engage in joint marketing activities, pursuant to the terms and conditions in Schedule E.

5. Covenants of the Parties

         5.1 Control.

                  (a) Winstar shall secure, at its own expense, all licenses, permits, agreements, consents, rights-of-way, and other arrangements necessary for: (i) the installation and operation of the Network Facilities, (ii) any other element of the Winstar

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         Network utilized by Winstar in meeting its obligations under the
         Transaction Documents, and (iii) Network Control of the Network Facilities. Winstar shall not be responsible (x) for such costs to the extent that Winstar, in its reasonable discretion, determines that such costs would exceed its standard cost guidelines for the geographic area involved by more than 20% or (y) for Wam!Net's internal costs incurred to make initial contact with building owners or managers to assist Winstar in acquiring the necessary roof rights.

                  (b) During the Term, each of the Parties shall at all times comply with FCC rules and regulations as well as all state and local regulations or requirements governing spectrum licenses owned by Winstar and used by Winstar to provide all connectivity pursuant to this Agreement ("FCC Licenses"), and the provision of telecommunications services hereunder, as all such rules, regulations, and requirements are applicable to such Parties' obligations under the Transaction Documents.

                  (c) Winstar shall retain Network Control and control over its FCC Licenses at all times during the Term of the Transaction Documents, and shall have, at all times therein unfettered access to all of the facilities where transmissions and receptions under its FCC Licenses are being conducted or controlled.

                  (d) Winstar will take all reasonable precautions not to disturb or interfere with Wam!Net's use of the Installed Equipment, Capacity, collocation, and local connectivity provided by Winstar under the Transaction Documents, unless such disturbance is deemed by Winstar to be necessary for Network Control and control over its FCC Licenses.

                  (e) During the Term, Wam!Net shall not represent itself as the holder of any of the FCC Licenses, nor as the representative of Winstar before the FCC, any state regulatory body or any other third party.

                  (f) Except as otherwise required by law, all filings made during the Term before regulatory bodies with respect to Winstar's FCC Licenses, including filings with respect to obtaining any licenses or approvals needed in connection with Winstar's obligations hereunder, shall be made by and in the name of Winstar. Wam!Net, at Winstar's expense, shall cooperate fully with Winstar in the making of such filings that are applicable to any Winstar obligations under the Transaction Documents.

                  (g) Wam!Net shall not take a position or issue a public statement with respect to regulatory or legislative issues that could be reasonably expected to adversely impact Winstar's business without first consulting with Winstar. Wam!Net will, at Winstar's expense, reasonably support Winstar's legislative and regulatory efforts with respect to ensuring nondiscriminatory access to buildings by telecommunications carriers, and, in no event, will take any position adverse to Winstar's positions on this matter.

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                  (h) Nothing in the Transaction Documents is intended to
         diminish or restrict Winstar's obligations as an FCC licensee and Winstar and Wam!Net desire that the Transaction Documents be in full compliance with (i) the terms and conditions of Winstar's FCC Licenses;
         (ii) all applicable rules and policies of the FCC; (iii) the Communications Act of 1934, as amended, and (iv) any other applicable federal, state and local law or regulation It is expressly understood by Winstar and Wam!Net that nothing in the Transaction Documents is intended to give Wam!Net any right which would be deemed to constitute a transfer of control (as `control' is defined in the Communications Act of 1934, as amended, and/or any applicable FCC rules or case law) of Winstar or of one or more of the FCC Licenses from Winstar to Wam!Net.

         5.2 Network Integrity.

                  (a) Subject to Section 5.1(d), neither Party may improperly restrict or interfere with the other Party's network or use of services by the other Party, its Affiliates, any other customer of either Party or any third party. Upon notice by a Party, the other Party shall promptly remove any hazard, interference or service obstruction that may be caused by hardware, software or connectivity that the notifying Party does not provide. Nothing stated herein shall be construed to interfere with a Party's ability to comply with the rules, regulations or directives of any governmental or jurisdictional authority.

                  (b) Winstar may, after giving Wam!Net notice, immediately suspend services under the Transaction Documents to Wam!Net in whole or part, without incurring any liability for such suspension, if Winstar in the exercise of reasonable discretion, determines that Wam!Net is or may utilize such services in a manner not contemplated by this Agreement that results in, or could result in (i) interference with the use of the Winstar Network, or any component thereof, by other parties;
         (ii) damage, interference, degradation or other adverse effects with respect to the proper functioning of the Winstar Network, or any component thereof, equipment or service; (iii) the fraudulent procurement of (1) any Network Facilities or other support services provided hereunder, or (2) of any other services utilizing the Winstar Network, or any component thereof; or (iv) a violation of the Communications Act of 1934, as amended, and/or any applicable FCC rules or case law. In the case of a suspension of service under Section 5.2(b)(iii), Winstar shall give Wam!Net not less than twelve (12) hours notice. To the extent that any of the events set forth above are the result of any action by a Wam!Net customer, Wam!Net will, following notice from Winstar, suspend the service of the Wam!Net customer.

         5.3 Designation of Eligible Locations.

                  (a) Within fifteen (15) days of Wam!Net identifying a desired site to Winstar, Winstar shall provide Wam!Net with a determination as to whether the site is an Eligible Location. During such 15-day period, Winstar and Wam!Net will work together to allow Wam!Net to provide Winstar with a fully completed service request form in the event, and after, the site identified by Wam!Net is classified by Winstar as

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         an Eligible Location. Upon receipt of such service request form,
         Winstar will provide Wam!Net with a firm order committment, and will install the necessary equipment at the Eligible Location as promptly as practicable, but in no event more than sixty (60) days after receipt of such service request form.

                  (b) In determining whether a desired site is an Eligible Location, if Winstar reasonably determines that the cost of rooftop access and/or equipment installation will exceed its standard cost guidelines for the geographic area involved by not more than 20%, Winstar must offer Wam!Net the option to pay one-half of the amount in excess of Winstar's standard cost guidelines, and if Wam!Net so chooses, and subject to the site satisfying all other required criteria used in determining whether the site is an Eligible Location, the site shall be deemed an Eligible Location. If the costs would exceed such guidelines by more than 20%, Winstar may, in its sole discretion, choose not to designate such site as an Eligible Location.

         5.4 Access to Facilities. Both Parties shall provide the other Party's personnel with access to its facilities to the extent reasonably required for such Party to perform its obligations hereunder. Any such access permitted hereunder shall be in accordance with each Party's applicable internal security procedures, and any applicable FCC requirements.

         5.5 Future Winstar Network Build-out.

                  (a) Pursuant to Schedule C, during calendar year 2000, Winstar will, at Wam!Net's request, install and provide connectivity with at least 700 Links to Eligible Locations designated by Wam!Net.

                  (b) In determining whether a location is an Eligible Location or whether Winstar will build its network to certain geographic areas, Wam!Net shall be entitled to participate in the process by which Winstar determines its ultimate network build-out map ("Build-out Process").

                  (c) As part of the Build-out Process, Winstar will provide Wam!Net with existing and planned hub addresses, city identifications, switch addresses, delivery time frames, and construction status of already planned hub and central office addresses. Wam!Net will provide Winstar such information as Winstar reasonably requires to complete the Build-out Process. The information provided hereunder will be used to assess: (i) existing and planned overlay coverage; (ii) potential bandwidth required by Wam!Net's customers across all applications;
         (iii) bandwidth segmentation requirement required by Wam!Net's customers across all applications; (iv) strategy outcome planning; and
         (v) new product application deployment. Notwithstanding Wam!Net's participation in the Build-out Process, Winstar shall have the final determination with respect to identifying a building as an Eligible Location or extending its network to a certain geographic area.

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                  (d) Future Purchases. During the Term, for any additional
         purchases Wam!Net desires to make from Winstar, Winstar will provide Wam!Net with price and terms at least as favorable with regard to Winstar's percentage of profit over Winstar's costs for the purchase being priced as Wam!Net is receiving hereunder.

                  (e) In the event a Wam!Net designated node in one of the markets listed in Exhibit 1 of Schedule D has not been collocated with a Winstar switch center pursuant to Schedule D on the date a System Segment terminating in that market is ready for Acceptance (as defined in Schedule A), Winstar shall, at Winstar's expense, provide high capacity links between the Wam!Net node and the Winstar Terminal Facility that are engineered to Wam!Net's satisfaction to carry Wam!Net's customer traffic. Such high capacity links shall be maintained by Winstar until Wam!Net's node has been collocated with a Winstar switch center. Notwithstanding the foregoing, this obligation shall not become effective until the Parties have agreed upon a delivery schedule pursuant to Exhibit 3 of Schedule D.

                  (f) Winstar will be obligated to meet certain additional performance obligations related to the delivery and operations of the Intercity Backbone and the availability of the Capacity, all of which are contained in Exhibit 3 of Schedule C, which are incorporated herein by reference.

6. Purchase Price; Payment Terms

         6.1 Purchase of Capacity, Connectivity and Equipment. As of the Effective Date, Wam!Net agrees to purchase the Capacity, connectivity, collocation, and Equipment pursuant to the Transaction Documents and Winstar agrees to provide the Capacity, connectivity, collocation, and Equipment pursuant to the Transaction Documents for the Purchase Price. Except as expressly provided in a Schedule, the Purchase Price will be the sole consideration due to Winstar for the performance of any and all of its obligations due under the Transaction Documents.

         6.2 Payment of Purchase Price. The Purchase Price shall be payable as follows: (i) the Down Payment shall be paid upon execution of this Agreement; and (ii) Two Hundred Forty Million Two Hundred Seventy-Nine Thousand Five Hundred Ninety-Three Dollars and 00/100 ($240,279,593.00) shall be paid on the terms and conditions set forth in Schedule 1, which shall be secured pursuant to
Schedule 2.

         6.3 Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Network Facilities acquired and Winstar's other obligations undertaken hereunder for all purposes (including accounting and tax purposes) in accordance with the allocation table attached as
Schedule 3. Winstar and Wam!Net agree to report the allocation as provided in the applicable sections of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, in accordance with such allocation and agree to prepare and file all income tax returns in a manner consistent with such allocation.

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         6.4 Form of Payment. Wam!Net shall make payments under this Agreement by wire transfer of immediately available funds to the United States bank account or accounts designated by Winstar. At Winstar's discretion, payments to be made pursuant to this Agreement may be made by check or draft of immediately available funds delivered to the address designated in writing by Winstar or, failing such designation, to the address for notice to Winstar pursuant to
Section 14.2.

         6.5 Taxes. The Parties' respective responsibilities for taxes arising under or in connection with the Transaction Documents shall be as follows:

                  (a) Each Party shall be responsible for personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, for taxes based on its net income or gross receipts, and for any third-party imposed fees.

                  (b) Each Party shall timely report and pay any and all sales, use, income, gross receipts, excise, transfer, ad valorem or other taxes, and any and all franchise fees or similar fees assessed against it due to the implementation of any facilities or equipment in connection with the Network Facilities.


                  (c) If a sales, use, excise, value-added, services, consumption, or other tax is assessed on the provision of the connectivity, maintenance or any other services, each Party shall timely report and pay any such tax assessed against it and the Parties shall work together to segregate the payments under this Agreement into two (2) payment streams:

                           (i)      Payments for taxable items; and

                           (ii)     Payments for other nontaxable items.

                  (d) The Parties agree to cooperate with each other to enable each to determine more accurately its own tax liability and to minimize such liability to the extent legally permissible. Each Party shall provide and make available to the other any resale certificates and other exemption certificates or information reasonably requested by either Party that is applicable to the subject matter of this Agreement.

                  (e) Each Party shall within thirty (30) business days notify the other of, and coordinate the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which the other Party is responsible hereunder. With respect to any claim arising out of a form or return signed by a Party to this Agreement, such Party shall have the right to elect to control the response to and settlement of the claim.

7. Confidentiality

         7.1 Confidential Information. Winstar and Wam!Net acknowledge that they may be furnished with, receive, or otherwise have access to information of or

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concerning the other Party that such Party considers to be confidential, proprietary, a trade secret or otherwise restricted. The terms and conditions of the Transaction Documents shall be deemed Confidential Information.

         7.2 Obligations. The following obligations with respect to Confidential Information shall survive the expiration or termination of this Agreement for a period of seven (7) years or such longer period as required by regulation, law or court order.

                  (a) Ongoing Obligation. Each Party's Confidential Information shall remain the property of that Party except as expressly provided otherwise by the other provisions of the Transaction Documents. Each Party shall each use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent unauthorized disclosure of Confidential Information as it employs to avoid unauthorized disclosure of its own information of a similar nature. The Parties may disclose such information to entities performing services required hereunder where: (i) use of such entity is authorized under the Transaction Documents, (ii) such disclosure is necessary or otherwise naturally occurs in that entity's scope of responsibility, and (iii) the entity agrees in writing to assume the obligations described in this Section 7.2 Any disclosure to such entity shall be under the terms and conditions of this Section 7.2.

                  (b) Unauthorized Disclosure. Each Party shall take reasonable steps to ensure that its employees or agents comply with this Section. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the Disclosing Party, the Receiving Party shall promptly, at its own expense: (i) notify the Disclosing Party in writing, and (ii) take such actions as may be necessary and cooperate in all reasonable respects with the Disclosing Party to minimize the violation and any damage resulting therefrom.

                  (c) Permitted Disclosures.

                           (i) Either Party may disclose the terms and
                  conditions of the Transaction Documents to third parties that
                  (1) have expressed a bona fide interest in consummating a significant financing, merger, acquisition, or strategic commercial transaction between such third parties and such Party, (2) have a reasonable ability (financial and otherwise) to consummate such transaction, and (3) have executed a nondisclosure agreement that includes within its scope the terms and conditions of this Agreement and also includes a procedure to limit the extent of copying and distribution of this Agreement. Each Party shall endeavor to delay the disclosure of the terms and conditions of the Transaction Documents until the status of discussions concerning such transaction warrants such disclosure.

                           (ii) If the Receiving Party becomes legally obligated
                  to disclose Confidential Information by any governmental entity with jurisdiction over it, the Receiving Party will give the Disclosing Party prompt written notice sufficient to allow the Disclosing Party to seek a protective order or other appropriate remedy. The Receiving Party will disclose only such Confidential Information as is legally required

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                  and will use its reasonable best efforts to obtain
                  confidential treatment for any Confidential Information that is so disclosed.

         7.3 No Implied Rights. Nothing contained in this Section shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party.

8. Termination.

         8.1 Termination.

                  (a) In the event that either Party commits an Event of Default, then the other Party may, by giving written notice (i) terminate this Agreement including any Schedule or Exhibit as set forth in Section 8.1(c) for cause as of a date specified in the notice of termination, and (ii) subject to the terms of this Article, pursue any legal remedies it may have under applicable law or principles of equity relating to such breach. Additional events which shall constitute Events of Default under this Agreement are detailed in Schedule 1. Any Event of Default may be waived in writing at the non-defaulting Party's option.

                  (b) Termination may also occur under the condition set forth in Section 11.6(d).

                  (c) If an Event of Default by Winstar exists under any one of Schedule A (Intercity Backbone), Schedule B (Equipment Sale), Schedule C (Installation and Maintenance), Schedule D (Terminal Facility Collocation Space) or Schedule E (Joint Marketing), Wam!Net, at its option, may elect to terminate the Transaction Documents in their entirety or only the affected Schedule. In the event that an Event of Default by Winstar exists under two or more of the schedules referenced in the previous sentence, Wam!Net may only elect to terminate all of the Transaction Documents in their entirety.

         8.2 Effect of Termination. Termination of this Agreement refers to the termination of the Parties' respective commitments and obligations from and after the date of termination, but does not relieve the Parties of their payment and other obligations incurred prior to the date of termination and their continuing obligations under Articles 7 and 12 or as may be specifically provided in a Schedule.

9. Inducements. Each Party represents, warrants and covenants that it has not offered or provided any inducements in violation of law or the other Party's policies, of which it has been given notice, in connection with this Agreement.

10. Representations; Disclaimer

         10.1 Representations. Each Party represents and warrants to the other that:

                  (a) It has the requisite corporate power and authority to enter into the Transaction Documents and to carry out the transactions contemplated by the Transaction Documents; and

                  (b) The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents have been duly authorized by the requisite corporate action on the part of such Party. (c) Each Party represents that the Transaction Documents have been duly executed and delivered, and create lawful, valid and legally binding obligations, in accordance with their respective terms. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of: (a) any contract, agreement or other instrument to which it is a party or by which any of the assets that are the subject hereof are bound; or (b) to the Party's knowledge, any order, writ, injunction, decree or judgment of any court or governmental agency.

         10.2 Winstar represents that the Network Facilites will function in accordance with the terms of the Transaction Documents for the Term.

         10.3 Winstar covenants and agrees that it has or shall obtain any and all rights, licenses, permits, authorizations, consents and approvals (including, without limitation, any necessary local, state, federal or tribal authorizations and environmental permits) as are reasonably necessary in order to permit Winstar to perform all of its obligations under the Transaction Documents, and to permit Wam!Net to use the Capacity and the connectivity as provided and permitted hereunder.

         10.4 Manufacturers' Equipment Warranty. Winstar will pass through to Wam!Net all warranties from the manufacturers of the Equipment to the extent Winstar is able pursuant to any agreements between Winstar and such manufacturers. Notwithstanding the foregoing, the existence of such manufacturers' warranties does not diminish or limit Winstar's obligations under Schedule C.

         10.5 Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH IN THE TRANSACTION DOCUMENTS, THE PARTIES MAKE NO WARRANTY TO EACH OTHER OR ANY OTHER ENTITY, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE EQUIPMENT, NETWORK FACILITIES, ANY CAPACITY, IRUs, CONNECTIVITY, MAINTENANCE, MANAGEMENT, ANCILLARY SERVICES OR ANY OTHER EQUIPMENT, FACILITIES OR SERVICES PROVIDED OR USED HEREUNDER OR DESCRIBED HEREIN, OR AS TO ANY OTHER MATTER, ALL OF WHICH WARRANTIES ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

                  IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), SHALL

A PARTY BE LIABLE FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

11. Liability

         11.1 General Intent. Subject to the specific provisions of this Article 11, it is the intent of the Parties that each Party shall be liable to the other Party only for any direct damages incurred by the non-breaching Party as a result of the breaching Party's failure to perform its obligations in the manner required by the Transaction Documents.

         11.2 Liability Restrictions.

                  (a) Winstar's liability to Wam!Net whether in contract or in tort (including breach of warranty, negligence and strict liability in tort) shall be limited to the amounts actually paid (including both principal and interest) to Winstar by Wam!Net at the time the event resulting in liablity occurs.

                  (b) The limitation set forth in Subsection (a), above, shall not apply with respect to: (i) third-party claims subject to indemnification pursuant to the Agreement; or (ii) fees due and owing under this Agreement at the time of the claim.

                  (c) For the purposes of this Section 11.2, all amounts payable or paid to third parties in connection with claims that are eligible for indemnification pursuant to this Agreement shall be deemed direct damages.

         11.3 Insurance Requirements.

                  (a) During the Term each Party shall obtain and maintain, at its expense, an appropriate insurance policy with terms and coverage thresholds equal to the amounts below and provide the other Party with a certificate of such coverage upon request. Winstar will assist Wam!Net to the extent reasonably requested in the coordination of all insurance claims against Wam!Net's own insurer for any event of loss. Wam!Net shall be responsible for all of Winstar's third-party costs reasonably incurred as a result of such coordination other than Winstar's internal costs. During the Term, each Party shall have and maintain in force the following insurance coverages:

                           (i) Worker's Compensation and Employer's Liability.
                  Worker's Compensation Insurance in amounts required by applicable law and Employers Liability Insurance with limits not less than $1,000,000 each accident.

                           (ii) Commercial General Liability. Each Party shall
                  carry broadform general liability insurance coverage for property damage, bodily injury, personal injury, and contractual liability with coverage of at least $10,000,000 per occurrence and in the aggregate. Total limits can be attained by the inclusion of an Umbrella/Excess Liability policy.

                  (b) Each Party shall cause its insurers to issue certificates of insurance evidencing that the coverages required under this Agreement are maintained in force. The minimum limits of coverage specified herein are not intended, and shall not be construed, to limit any liability or indemnity of either Party under this Agreement.

                  (c) Nothing in this Agreement shall be construed to prevent either Party satisfying its insurance obligations pursuant to this Agreement under a blanket policy or policies of insurance that meet or exceed the requirements of this Article.

         11.4 Risk of Loss.

                  (a) For the Network Facilities and any support services provided under the Transaction Documents, each Party shall take all reasonable precautions against, and shall assume liability for, subject to the terms of the Transaction Documents, any damage caused by it to the property of the other Party. Winstar shall bear the risk of loss with regard to the equipment and facilities owned by Winstar that it uses to meet its obligations to Wam!Net under the Transaction Documents; provided, however, that Wam!Net shall be responsible for all damage and loss to such equipment and facilities caused by Wam!Net's gross negligence or willful misconduct.

                  (b) Except as otherwise contemplated herein, for the duration of the Security Interest granted pursuant to Schedule 2, Wam!Net shall not cause or permit any part of the Network Facilities to become subject to any lien, security interests, or encumbrances whether by operation of law or otherwise.

         11.5 Performance Obligations Limitation.

                  In the event that Winstar commits a breach of a performance obligation imposed in any of the Exhibits to the Schedules, then Winstar shall provide Wam!Net with a Performance Enhancement credit towards future purchases of Intercity Backbone IRUs, Equipment, connectivity, any support services obtained from Winstar pursuant to a Transaction Document, or any third party carrier's backhaul services for the Wam!Net network, in the amount(s) set forth in the applicable Exhibit.

         11.6 Force Majeure.

                  (a) Subject to Section 11.6(d), neither Party shall be liable for any default or delay in the performance of its obligations under the Transaction Documents if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, lightning, earthquake, elements of nature or acts of God, war, riots, civil disorders, rebellions or revolutions, provided that such default or delay could not have been prevented by reasonable precautions and cannot be reasonably circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means, including to the extent contemplated by applicable disaster recovery processes or procedures.

                  (b) In such event, the non-performing Party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extend possible without delay.

                  (c) The term of a Party's performance of any obligation(s) excused by a force majeure event shall be extended by any period(s) of force majeure.

                  (d) If any period of force majeure affecting Winstar's obligations under any Transaction Documents extends for more than thirty (30) days, and (i) if the force majeure event affects all or substantially all of the Network Facilities (a "Major Force Majeure Event"), then either Party may, at its option, terminate this Agreement upon twenty (20) days prior written notice to the other, and in that event, Winstar's failure to perform its obligation shall be considered a non-excused breach; or (ii) for any force majeure event that is not a Major Force Majeure Event (a "Minor Force Majeure Event"), then for a period of one hundred eighty days (180) thereafter, Winstar will provide Wam!Net with a Performance Enhancement credit towards future purchases of Intercity Backbone IRUs, Equipment, connectivity, any support services obtained from Winstar pursuant to a Transaction Document, or any third party carrier's backhaul services for the Wam!Net network, in the amount set forth in Exhibit 3 of Schedule C. If after such one hundred eighty (180) day period, Winstar is unable to perform its obligations with respect to the portion of the Network Facilities affected by such Minor Force Majeure Event, Wam!Net may terminate the portion of the Transaction Documents applicable to such obligation, and in such event, Winstar's inability to perform such obligation shall be considered a non-excused breach.

12. Indemnification

         12.1 Indemnities by Winstar. Winstar agrees to indemnify, defend and hold harmless Wam!Net and its Affiliates and their respective officers, directors, employees, agents, successors, and assigns, from any and all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following:

                  (a) Winstar's failure to observe or perform any duties or obligations to third parties (e.g., duties or obligations to subcontractors);

                  (b) Any claims of infringement of any patent, trade secret, copyright or other proprietary rights, alleged to have occurred based upon the provision of the Network Facilities by Winstar, except to the extent that such claims arise from (i) modification of the Network Facilities or any component thereof by Wam!Net that is not recommended or otherwise approved by Winstar, (ii) maintenance of the Network Facilities by Wam!Net other than in accordance with the provisions set forth in the Transaction Documents that is not recommended or otherwise approved by Winstar, or (iii) use of the Network Facilities by Wam!Net in combination with deliverables furnished by third parties that is not recommended or otherwise approved by Winstar;

                  (c) The death or bodily injury of any agent, employee, customer, business invitee or any other person caused by the tortious conduct of Winstar;

                  (d) The damage, loss or destruction of any real or tangible personal property caused by the tortious conduct of Winstar; or

                  (e) Any claim, demand, charge, action, cause of action, or other proceeding asserted against Wam!Net but resulting from an act or omission of Winstar in its capacity as an employer of a person.

         12.2 Indemnities by Wam!Net. Wam!Net agrees to indemnify, defend and hold harmless Winstar and its Affiliates and their respective officers, directors, employees, agents, successors, and assigns, from any and all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following:

                  (a) Wam!Net's failure to observe or perform any duties or obligations to third parties (e.g., duties or obligations to subcontractors);

                  (b) Any claims of infringement of any patent, trade secret, copyright or other proprietary rights, alleged to have occurred based upon misuse of the Network Facilities by Wam!Net, including (i) modification of the Network Facilities or any component thereof by Wam!Net that is not recommended or otherwise approved by Winstar, (ii) maintenance of the Network Facilities other than by Winstar or Winstar's designees in accordance with the provisions set forth in the Transaction Documents that is not recommended or otherwise approved by Winstar, or (iii) use of the Network Facilities by Wam!Net in combination with deliverables furnished by third parties that is not contemplated by the Transaction Documents, recommended or otherwise approved by Winstar;

                  (c) The death or bodily injury of any agent, employee, customer, business invitee or any other person caused by the tortious conduct of Wam!Net;

                  (d) The damage, loss or destruction of any real or tangible personal property caused by the tortious conduct of Wam!Net; or

                  (e) Any claim, demand, charge, action, cause of action, or other proceeding asserted against Winstar but resulting from an act or omission of Wam!Net in its capacity as an employer of a person.

         12.3 Infringement. If any item used by Winstar to provide the Network Facilities becomes, or in Winstar's reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding, in addition to indemnifying Wam!Net as provided in this Article 12 by Winstar and to the other rights Wam!Net may have under the Transaction Documents, Winstar shall, promptly at Winstar's expense:

                  (a) secure the right to continue using the item, or

                  (b) if the action described in Subsection (a) cannot be accomplished by Winstar, replace or modify the item to make it non-infringing, provided that any such replacement or modification will not degrade the fit, form or function of the affected Network Facilities.

         12.4 Indemnification Procedures. With respect to third-party claims, the following procedures shall apply:

                  (a) Promptly after receipt of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which Indemnitee will seek indemnification pursuant to this Article, Indemnitee will notify Indemnitor of such claim in writing. No failure to so notify Indemnitor will relieve Indemnitor of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within fifteen (15) Days following receipt of written notice from Indemnitee relating to any claim, but no later than ten (10) Days before the date on which any response to a complaint or summons is due, Indemnitor will notify Indemnitee in writing if Indemnitor elects to assume control of the defense and settlement of that claim (a "Notice of Election").

                  (b) If Indemnitor delivers a Notice of Election relating to any claim within the required notice period, Indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided that (i) Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (ii) Indemnitor shall obtain the prior written approval of Indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After Indemnitor has delivered a Notice of Election relating to any claim in accordance with the preceding paragraph, Indemnitor shall not be liable to Indemnitee for any legal expenses incurred by Indemnitee in connection with the defense of that claim. In addition, Indemnitor shall not be required to indemnify Indemnitee for any amount paid or payable by the Indemnitee in the settlement of any claim for which the Indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the Indemnitor.

                  (c) If Indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, Indemnitee shall have the right to defend the claim in such manner as it may in its reasonable judgement deem appropriate, at the cost and expense of Indemnitor. Indemnitor shall promptly reimburse Indemnitee for all such costs and expenses.

13. Dispute Resolution Any dispute between the Parties arising out of or relating to the Transaction Documents, shall be resolved as provided in this Section.

         13.1 Informal Dispute Resolution.

                  (a) Prior to the initiation of formal dispute resolution procedures, the Parties shall first attempt to resolve their dispute informally pursuant to this Section. Upon the written request of a Party, each Party shall appoint a representative from its senior management who does not devote substantially all of his or her time to performance under the Transaction Documents, whose task it will be to meet for the purpose of endeavoring to resolve such dispute. If, after thirty (30) days from the written request the representatives from senior management have not resolved such dispute, each Party shall appoint a representative from its executive management whose task it will be to meet for the purpose of endeavoring to resolve such dispute. If, after sixty (60) days from the appointment of such representatives from executive management, the representatives have not resolved such dispute, then the provisions of Section 13.2 shall apply.

                           (i) The designated representatives shall meet as
                  often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and attempt to resolve the dispute without the necessity of any formal proceeding.

                           (ii) During the course of discussion, all reasonable
                  requests made by one Party to another for non-privileged information, reasonably related to this Agreement, shall be honored in order that each of the Parties may be fully advised of the other's position.

                           (iii) The specific format for the discussions shall
                  be left to the discretion of the designated representatives.

                  (b) The Parties agree that disputes, controversies or claims between them shall not be subject to the provisions of this Section where:

                           (i) A Party makes a good faith determination that a
                  breach of the terms of the Transaction Documents by the other Party is such that a temporary restraining order or other injunctive relief is the only appropriate and adequate remedy; or

                           (ii) Institution of formal proceedings earlier than
                  as set forth in this Section 13.1 for the resolution of a dispute may be commenced after the earlier of (x) a good faith determination that such proceedings are necessary to avoid the expiration of any applicable limitations period or (y) to preserve a superior position with respect to other creditors.

                  (c) If a Party files a pleading with a court seeking immediate injunctive relief and this pleading is challenged by the other Party and the injunctive relief sought is not awarded in substantial part, the Party filing the pleading seeking immediate injunctive relief shall pay all of the costs and attorneys' fees of the Party successfully challenging the pleading.

         13.2 Arbitration.

         Except as providided in Section 13.1(b) any dispute, controversy or claim arising out of or relating to the Transaction Documents or the breach, termination or validity thereof, shall be finally settled in accordance with the commercial arbitration rules of the American Arbitration Association (the "AAA") then obtaining, by a panel of three arbitrators. Each party shall have the right to appoint one arbitrator from the list of arbitrators supplied to the parties by the AAA, and the two arbitrators so appointed shall appoint the third.

         The place of arbitration shall be the City of New York, New York, U.S.A. The language of the arbitration shall be in English. The arbitrators shall determine the matters in dispute in accordance with the internal law of the State of New York, without reference to the Convention on Contracts for the International Sale of Goods. Except as precluded by the United Nations Convention on the Recognition and Enforcements of Foreign Arbitral Awards, the internal procedural and substantive laws of New York and the United States Federal Arbitration Act shall govern all questions of arbitral procedure, arbitral review, scope of arbitral authority, and arbitral enforcement.

         The parties agree that the award of the arbitrators shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrators, that the award shall be made and shall be promptly payable in U.S. dollars, free of any tax, deduction or offset, and that any costs, fees or taxes instant to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement.

         The award shall include interest from the date of damages incurred for breach or other violation of the Transaction Documents, and from the date of the award until paid in full, at a rate to be fixed by the arbitrators.

         No claim may be submitted by a party to arbitration in accordance with this Article 13 unless notified to the other party within one (1) year of the date on which the submitting party first knew or should have known of the existence of the facts indicating the existence of such dispute.

         13.3 Continued Performance. Each Party agrees to continue performing its obligations under the Transaction Documents while any dispute is being resolved except to the extent the issue in dispute precludes performance (dispute over payment shall not be deemed to preclude performance).

         13.4 Governing Law. The Transaction Documents and performance under them shall be governed by and construed in accordance with the laws of the State of New York without regard to its choice of law principles and the Convention or Contracts for the International Sale of Goods.

14. General

         14.1 Binding Nature and Assignment.

                  (a) The Transaction Documents shall accrue to the benefit of and be binding upon the Parties hereto and any purchaser or any successor entity into which either Party has been merged or consolidated or to which either Party has sold or transferred all or substantially all of its assets.

                  (b) Except as expressly provided in a Transaction Document, neither Party may, or shall have the power to, assign the Transaction Documents or delegate such Party's obligations hereunder without the prior written consent of the other, except that either Party may assign its rights and obligations under the Transaction Documents without the approval of the other Party to

                           (i) an entity which acquires all or substantially all
                  of the assets of the assigning party,

                           (ii) to any Affiliate, in which event the assignor
                  shall remain liable as a guarantor of the assignee/Affiliate's performance of such Party's obligations hereunder, or

                           (iii) to a successor in a merger or acquisition.

         14.2 Notices. Any notices, requests, demands, and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) one (1) business day after being given to an express, overnight courier with a reliable system for tracking delivery, (iii) when sent by confirmed facsimile with a copy delivered by another means specified in this Section, or (iv) four (4) business days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

If to Wam!Net:                         If to Winstar:

Wam!Net Inc.                           Winstar Wireless, Inc.
655 Lone Oak Drive                     7799 Leesburg Pike
Eagan, MN  55121                       Suite 700 South
Attn:  Gary Hokkanen, President        Tysons Corner, VA  22043
Facsimile:  (651) 994-9591             Attn: Robert K. McGuire, President
                                             and Chief Operating Officer
                                             Winstar Large Accounts
                                       Facsimile:  (703) 226-7649

With a copy to:                        With a copy to:

Wam!Net Inc.                           Winstar Wireless, Inc.
655 Lone Oak Drive                     7799 Leesburg Pike

Eagan, MN  55121                       Suite 700 South
Attn:  Lisa Gray                       Tysons Corner, VA  22043
General Counsel                        Attn:  Colleen R. Jones
Facsimile:  (651) 256-5176                    Chief Counsel
                                              Winstar Large Accounts
                                       Facsimile:  (703) 226-7649


         A Party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective.

         14.3 Counterparts. The Transaction Documents may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto.

         14.4 Relationship of Parties. Winstar, in furnishing the Network Facilities and other services hereunder, is acting as an independent contractor, and Winstar personnel (including, without limitation, and any subcontractors) shall not be considered or represented as employees or agents of Wam!Net. Winstar is not otherwise an agent of Wam!Net and has no authority to represent Wam!Net as to any matters, except as expressly authorized in the Transaction Document. Winstar is solely responsible for: (a) performing its responsibilities under the Transaction Documents, (b) management and control of its personnel;
(c) the payment of all compensation owed to its personnel, including payment of employment-related taxes, benefits, and worker's compensation insurance; (d) the filing of all required employment returns and reports; and (e) the withholding and payment of all applicable federal, state, and local taxes and other wage or employment assessments, including but not limited to income tax, social security tax, and unemployment insurance premiums for its personnel.

         14.5 Severability.

                  (a) In the event that any provision of the Transaction Documents conflicts with the law under which the Transaction Documents are to be construed or if any such provision is held invalid by an arbitrator or a court with jurisdiction over the Parties, such provision shall be deemed to be modified to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of the Transaction Documents shall remain in full force and effect.

                  (b) If such modification would substantially deprive either party of the economic benefit of the Transaction Documents as originally executed, then that Party may terminate the Transaction Documents. Any disputes over whether a modification under this Section should allow a termination of the Transaction Documents shall be resolved in accordance with Section 13.

                  (c) If the FCC or any state body of competent jurisdiction determines that any provision of the Transaction Documents violates any applicable rules, policies, or regulations, both Parties shall make reasonable efforts to immediately bring the Transaction Documents into compliance and shall endeavor in those efforts to preserve for both Parties the economic benefits as reflected in the Transaction Documents to the maximum extent possible. If it is impossible to preserve the economic benefits, then Section 14.5(b) will apply.

         14.6 Consents and Approval. Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of the Transaction Documents, nor shall it be construed as a waiver of any rights under the Transasction Documents, except as and to the extent otherwise expressly provided in such approval or consent.

         14.7 Waiver of Default. No waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, waiver, or discharge is sought to be enforced. A delay or omission by either Party hereto to exercise any right or power under the Transaction Documents shall not be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant.

         14.8 Cumulative Remedies. Except as otherwise expressly provided, all remedies provided for in the Transaction Documents shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.

         14.9 Survival. Any provision of the Transaction Documents which contemplates performance or observance subsequent to any termination or expiration of the Transaction Documents (in whole or in part) shall survive any termination or expiration of the Transaction Documents (in whole or in part, as applicable) and continue in full force and effect.

         14.10 Public Disclosures. All media releases, public announcements, and public disclosures relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, shall be coordinated with and shall be subject to approval by each Party prior to release.

         14.11 Third Party Beneficiaries. Except as otherwise provided in the Transaction Documents, the Transaction Documents shall not be deemed to create any rights in third parties, including suppliers and customers of a Party, or to create any obligations of a Party to any such third parties.

         14.12 Amendment. The Transaction Documents shall not be modified, amended or in any way altered except by an instrument in writing signed by both Parties.

         14.13 Interpretation.

                  (a) Terms other than those defined in the Transaction Documents shall be given their plain English meaning, and those terms, acronyms and phrases known in the telecommunications and information technology services industries shall be interpreted in accordance with their generally known meanings. Unless the context otherwise requires, words importing the singular include the plural and vice-versa.

                  (b) References to "Article," "Section," "Subsection" and "Schedule" mean references to an article, section, subsection or schedule of the Transaction Documents, as appropriate, unless otherwise specifically stated.

                  (c) The article and section headings in the Transaction Documents are intended to be for reference purposes only and shall in no way be construed to modify or restrict any of the terms or provisions of the Transaction Documents.

                  (d) The words "include," "includes," and "including," when following a general statement or term, are not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest scope.

                  (e) All dollar amounts referred to in the Transaction Documents are in United States dollars.

         14.14 Incorporation by Reference and Order of Precedence.

                  (a) Any conflict among or between the documents making up the Transaction Documents will be resolved in accordance with the following order of precedence (in descending order of precedence):

                           (i)      The Exhibits;
                           (ii)     The Schedules, and
                           (iii)    The Agreement.

                  (b) In the event of conflict between the documents making up the Transaction Documents and the terms and conditions of any purchase order issued by either Party, the terms of the Transaction Documents shall supersede any such purchase order.

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

         14.15 Entire Agreement. The Transaction Documents, constitute the entire agreement between the Parties with respect to the subject matter in this Agreement, and supersede all prior agreements, whether written or oral, with respect to the subject matter contained in this Agreement.

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

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the undersigned officers, thereunto, duly authorized, as of the date first written above.

WAM!NET INC.                        WINSTAR WIRELESS, INC.

By: /s/ Edward J. Driscoll          By: /s/ Ken Patterson
   -------------------------           ----------------------------
Name:                               Name:
     -----------------------             --------------------------
Title:                              Title:
      ----------------------              -------------------------
Date:                               Date:
     -----------------------             --------------------------

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